Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

FOR IMMEDIATE RELEASE

AVON REPORTS THIRD QUARTER EARNINGS OF $.56 PER SHARE
Sales Up 11% On 15% Growth In Beauty Sales
Company Raises Full-Year Earnings Outlook To $2.65 - $2.70 Per Share
10% - 12% EPS Growth Expected In 2004

NEW YORK, N.Y., October 28, 2003 – Avon Products, Inc. (NYSE:AVP) today reported earnings per share in the third quarter of 2003 of $.56, exceeding the high-end of the company’s earlier guidance. The company also raised its earnings expectation for the full-year to $2.65 - $2.70 per share, up from earlier guidance of $2.60 - $2.65 per share.

     Avon said the third quarter earnings of $.56 per share included a two-and-a-half cents per share benefit from a tax audit settlement and receipt of an IRS interest refund, offset by one-and-a-half cents per share of expenses related to the redemption of a convertible bond issue in July.

     In the third quarter of 2002, Avon reported earnings of $.38 per share, including a net charge of $36.3 million ($25.2 million after-tax, or $.10 per share) related to the company’s Business Transformation initiatives. Excluding that net charge, third quarter 2003 earnings of $.56 per share rose 17% from the prior year’s results.

     Sales in the third quarter of 2003 rose 11% to $1.61 billion -- the highest quarterly growth rate in nearly nine years -- versus $1.45 billion in the year ago period. The sales growth was driven by a healthy 15% increase in beauty sales and a 10% gain in the number of active Representatives, with all geographic regions contributing. Excluding the impact of foreign currency exchange, sales rose 9%. Units in the quarter rose 3%, as a 5% increase in Beauty units was slightly offset by a 3% decrease in non-Beauty units.

     Gross margin of 62.8% in the third quarter was 150 basis points higher versus the prior year’s gross margin. Operating profit in the quarter increased 36% to $211.0 million, and operating margin of 13.0% was 240 basis points above that of the year-earlier quarter, which included the net charge.

     Excluding the net charge from the prior-year quarter, Avon said that third quarter 2003 gross margin improved 140 basis points to 62.8%, driven by product mix and ongoing supply chain efficiencies. Operating profit increased 10%. Operating margin of 13.0% was in line with the prior year’s 13.1%, even after the company invested an incremental 190 basis points of operating margin towards ongoing strategic investments to support the company’s growth initiatives.

     Net income in the quarter increased 47% to $133.1 million, compared with $90.3 million in the third quarter of 2002. Excluding the prior-year net charge, net income rose 15%.

     Cash flow from operations in the third quarter of 2003 was $110.5 million compared with $36.2 million in the prior-year period, which included an $80 million contribution to the company’s U.S. pension fund. The company said that full-year cash flow from operations continues to track to a target in the range of $650 million.

     Commenting on the quarter, Andrea Jung, Avon’s chairman and chief executive officer said, “We’re very pleased to have delivered another quarter of stand-out growth on the broad-based strength of our global direct selling operations, giving me confidence that we can continue our positive momentum through the fourth quarter and into 2004.

     “Our international operations again led the solid performance with a healthy 15% increase in sales and a 19% gain in operating profit. The U.S., our largest market, resumed strong sales growth of 7% and posted a 9% advance in sales of beauty products on promising early results from two launches in the quarter—our latest blockbuster skincare product, Anew Clinical, and a new product line and earnings opportunity for the next generation of Avon, Mark. From the time of Mark’s launch in early August through the end of the third quarter, we appointed approximately 16,000 Mark Representatives, and that number continues to grow as a result of the brand’s already high consumer awareness. Mark sales contributed over one point of growth to the U.S. third quarter sales advance, leaving us encouraged in these early days,” Ms. Jung said.

     “Building on the continued strength of our operations worldwide, and given a more favorable exchange rate outlook and the tax settlement and interest refund, we are raising our 2003 targets to a range of $2.65 - $2.70 per share from earlier levels. Looking to 2004, we believe we can achieve EPS growth of 10-12% on the base of our newly raised 2003 targets, assuming no sizeable weakening of major currencies,” Ms. Jung added.

     The Company said it expects fourth quarter sales growth to be at least in line with that of the third quarter, operating profit growth to exceed 20%, and operating margin to expand in the range of 200 basis points.

     Avon will conduct a conference call today at 9 a.m. New York time to discuss the results for the quarter and the outlook for the rest of the year. The conference call will be webcast live and can be accessed at www.avoninvestor.com.

REGIONAL HIGHLIGHTS

     In the U.S., sales grew a strong 7%, on top of 6% growth in last year’s third quarter, driven by increases in units and active Representatives of 7% and 3%, respectively. Sales of beauty products increased 9%, on the strength of a 22% advance in skin care and the launch of Mark, the company’s new brand for young women. The Avon Wellness brand sustained its momentum with over 20% growth. U.S. operating profit was up slightly from last year’s quarter, while operating margin, as expected, decreased 80 basis points due to significant investments in consumer growth initiatives, including the launches of Anew Clinical and Mark.

     The Europe Region posted dollar sales growth of 23% on local currency sales growth of 14%, resulting from double-digits gains in almost every major market and a full quarter of sales following the buyout of the company’s joint-venture partner in Turkey. Units in the region grew 9% and the number of active Representatives was up 13%. Russia once again delivered standout performance with sales up 60%, driven by gains in units and active Representatives of 48% and 42%, respectively. Europe’s operating profit grew a significant 53%, resulting in 290 basis points of operating margin expansion as the region continued to benefit from supply chain initiatives.

     In Latin America, sales in the quarter were up 14% in both dollars and local currencies, supported by an 11% increase in active Representatives and 1% growth in units. Strong local currency sales in the region were fully translated into dollars due to favorable exchange rates. The region’s operating profit grew 12%; however, operating margin decreased 40 basis points as significantly higher strategic growth investments in Brazil more than offset strong gross and operating margin improvements in almost all other markets.

     In the Pacific region, sales in the quarter rose 7% in dollars and 5% in local currencies, with active Representatives up 13% and units up 2%. China generated sales growth of 30%, driven by a 22% increase in units, as business returned to normal levels following the impact of SARS in the second quarter. Japan continued its momentum with solid increases in sales, units and active Representatives. The region’s operating profit increased 4% as the cost of transformational initiatives to reorganize sales branches in Malaysia reduced the region’s operating profit growth by 10 percentage points. The sales branch reorganization also impacted operating margin, which declined 40 basis points.

NINE-MONTH RESULTS

     For the first nine-months of 2003, Avon reported earnings per share of $1.69, versus $1.42 per share in the year-earlier period. Net income in the first nine months of 2003 was $404 million.

     Sales in the first nine months of 2003 rose 9% to $4.72 billion, from $4.33 billion in the first nine months of 2002. Excluding the impact of foreign currency exchange, sales were up 10% over prior year.

     Avon is the world’s leading direct seller of beauty and related products, with $6.2 billion in annual revenues. Avon markets to women in 143 countries through 3.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques Hair Care, mark., beComing and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avon.com.

# # #

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

     Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic and political uncertainties in Latin America; the Company’s ability to implement its business strategies and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products, and the success of the Company’s foreign currency hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended		Percent	Nine months ended		Percent
	September 30		Change	September 30		Change

	2003	2002		2003	2002

Net sales	$1,613.2	$1,448.8	11%	$4,718.7	$4,334.4	9%
Other revenue	16.2	14.6		48.1	39.8

Total revenue	1,629.4	1,463.4	11%	4,766.8	4,374.2	9%

Cost of sales (1) & (3)	606.9	566.8		1,801.2	1,696.3
Marketing, distribution and
administrative expenses (1)	811.5	707.6		2,311.2	2,093.9
Special charge (3)	0.0	34.3		0.0	34.3

Operating profit	211.0	154.7	36%	654.4	549.7	19%

Interest expense	6.5	14.2		27.0	40.5
Interest income	(2.8)	(2.9)		(8.3)	(10.9)
Other expense (income), net (2)	11.0	(0.1)		22.6	(14.4)

Total other expenses (1)	14.7	11.2		41.3	15.2
Income from continuing operations
before taxes and minority interest	196.3	143.5	37%	613.1	534.5	15%
Income taxes (4)	61.5	51.4		203.6	187.5

Income from continuing operations
before minority interest	134.8	92.1	46%	409.5	347.0	18%
Minority interest	(1.7)	(1.8)		(6.0)	(5.4)

Net income	$133.1	$90.3	47%	$403.5	$341.6	18%

Earnings per share:
Basic	$.56	$.38	47%	$1.71	$1.45	18%

Diluted (5)	$.56	$.38	47%	$1.69	$1.42	19%

Average shares outstanding:
Basic	236.15	235.88		235.38	236.34
Diluted	239.61	244.84		242.55	245.81

Notes:

(1) Effective January 1, 2003, certain reclassifications were reflected within Cost of sales, Marketing, distribution & administrative expenses and Total other expenses, net. These reclassifications had no impact on Net income or Earnings per share. For comparison purposes, the prior periods were adjusted to conform to the current period presentation.

(2) For the three months ended September 30, Other expense (income), net includes foreign exchange losses (gains) of $3.5 and ($2.0) in 2003 and 2002, respectively. For the nine months ended September 30, Other expense (income), net includes foreign exchange losses (gains) of $12.3 and ($18.7) in 2003 and 2002, respectively. The three and nine months ended September 30, 2003, include foreign exchange (gains) losses of ($0.2) and $2.9, respectively, related to U.S. dollar denominated assets, mainly in Argentina, Venezuela, Brazil and Mexico. The three and nine months ended September 30, 2002, include foreign exchange gains of ($3.8) and ($30.1), respectively, related to U.S. dollar denominated assets, mainly in Argentina, Venezuela, Brazil and Mexico. The three and nine months ended September 30, 2003, include $6.4 of deferred debt issuance costs related to the redemption of convertible notes.

(3) For the three and nine months ended September 30, 2002, the Company recorded a Special charge of $43.6 pretax ($30.4 after-tax; $0.12 diluted EPS) related to the Company's Business Transformation initiatives. Also, the Company recorded a benefit of $7.3 pretax ($5.2 after-tax; $0.02 diluted EPS) from an adjustment to the Special charge for Business Transformation initiatives recorded in the fourth quarter of 2001. The net effect of the two unusual items was a charge of $36.3 pretax ($25.2 after-tax; $0.10 diluted EPS), of which $2.0 pretax was included in Cost of sales.

(4) For the three months ended September 30, 2003, earnings per share was impacted by a decline in the tax rate resulting from a reduction in tax expense of $6.0 due to a favorable audit settlement and an IRS interest refund.

(5) For purposes of calculating diluted earnings per share for the three months ended September 30, 2003 and 2002, after tax interest expense of $0.4 and $2.6, respectively, applicable to convertible debt was added back to net income. For the nine months ended September 30, 2003 and 2002, after tax interest expense of $5.7 and $7.8, respectively, applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC. RECONCILIATION SCHEDULE

(in millions, except per share data)

	Three Months Ended September 30

	Total	Gross	Operating	Operating	Net	Diluted	Gross	Operating
	Revenue	Profit	Expenses	Profit	Income	E.P.S.	Margin	Margin

2003
As Reported	$1,629.4	$1,022.5	$811.5	$211.0	$133.1	$0.56	62.8%	13.0%
% vs. prior year	11%	14%	9%	36%	47%	47%	1.5 pts	2.4 pts
% vs. prior year adjusted	11%	14%	15%	10%	15%	17%	1.4 pts	(.1) pts

2002
As Reported	$1,463.4	$896.6	$741.9	$154.7	$90.3	$0.38	61.3%	10.6%

Special Charge	-	2.0	(41.6)	43.6	30.4	0.12	0.1%	3.0%

Reversal of 2001 Charge	-	-	7.3	(7.3)	(5.2)	(0.02)	0.0%	-0.5%

Adjusted	$1,463.4	$898.6	$707.6	$191.0	$115.5	$0.48	61.4%	13.1%

This supplemental schedule provides, on a historical basis, adjusted non-GAAP financial information and a quantitative reconciliation of the differences between the non-GAAP financial measures with the financial measures calculated and presented in accordance with GAAP.

This information is provided to assist in investors’ understanding of the Company’s results of operations. Results are adjusted to exclude a special charge of $43.6 million recorded in the third quarter of 2002, primarily for severance costs related to the Company’s Business Transformation initiatives. Also excluded is a benefit of $7.3 million, primarily related to severance costs, from an adjustment to the special charge for Business Transformation initiatives recorded in the fourth quarter of 2001. These items are unusual in nature and materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Avon’s ongoing operations, and is intended to assist investors in evaluating performance and analyzing trends across periods.

The Company believes it would not be practical or meaningful to provide a quantitative reconciliation for Avon’s non-GAAP forward-looking information.

AVON PRODUCTS, INC. – SUPPLEMENTAL SCHEDULE

THIRD QUARTER 2003 – THREE MONTHS ENDED 9/30/03

REGIONAL RESULTS

			Net Sales in
			Local			Op.		Active
$ in Millions	Net Sales US$		Currency	Operating Profit US$		Margin	Units	Reps

		% var. vs	% var. vs		% var. vs	2003	% var. vs	% var. vs
		3Q02	3Q02		3Q02	percent	3Q02	3Q02

North America	$578.7	5%	5%	$82.0	-1%	13.9%	3%	2%
US	509.5	7	7	79.0	1	15.2	7	3
International	1,034.5	15	12	197.0	19	18.9	3	12
Latin America	460.6	14	14	109.9	12	23.8	1	11
Europe	349.9	23	14	52.7	53	15.0	9	13
Pacific	224.0	7	5	34.4	4	15.1	2	13
Total from Operations	1,613.2	11	9	279.0	12	17.1	3	10
Global Expenses (1)	-	-	-	(68.0)	-19	-	-	-
Consolidated (1)	$1,613.2	11%	9%	$211.0	10%	13.0%	3%	10%

CATEGORY SALES (US$)

				Consolidated			US

					% var. vs 3Q02			% var. vs 3Q02

Beauty(cosmetics/fragrances/toiletries)				$1,075.9	15%		$276.5	9%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				300.0	4		131.9	6
Beyond Beauty (home products/gift and decorative/candles)				237.3	4		101.1	2

				$1,613.2	11%		$509.5	7%

THIRD QUARTER 2003 – NINE MONTHS ENDED 9/30/03

REGIONAL RESULTS

			Net Sales in
			Local			Op.		Active
$ in Millions	Net Sales US$		Currency	Operating Profit US$		Margin	Units	Reps

		% var. vs	% var. vs		% var. vs	2003	% var. vs	% var. vs
		9M02	9M02		9M02	percent	9M02	9M02

North America	$1,753.5	3%	3%	$284.9	-4%	16.0%	3%	3%
US	1,540.1	3	3	288.4	2	18.4	4	3
International	2,965.2	13	15	561.2	21	18.8	6	15
Latin America	1,260.2	2	16	281.7	9	22.3	1	13
Europe	1,054.6	31	19	174.5	50	16.5	17	23
Pacific	650.4	9	6	105.0	18	15.9	4	11
Total from Operations	4,718.7	9	10	846.1	11	17.8	5	13
Global Expenses (1)	-	-	-	(191.7)	-9	-	-	-
Consolidated (1)	$4,718.7	9%	10%	$654.4	12%	13.7%	5%	13%

CATEGORY SALES (US$)

				Consolidated			US

					% var. vs 9M02			% var. vs 9M02

Beauty(cosmetics/fragrances/toiletries)				$3,172.3	14%		$867.8	10%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				887.5	0		398.6	-1
Beyond Beauty (home products/gift and decorative/candles)				658.9	1		273.7	-7

				$4,718.7	9%		$1,540.1	3%

(1) 2002 excludes a Special charge of $43.6 pretax ($30.4 after-tax; $0.12 diluted EPS) related to the Company’s Business Transformation initiatives. 2002 also excludes a benefit of $7.3 pretax ($5.2 after-tax; $0.02 diluted EPS) from an adjustment to the Special charge for Business Transformation initiatives recorded in the fourth quarter of 2001. The net effect of the two unusual items is a charge of $36.3 pretax ($25.2 after-tax; $0.10 diluted EPS).